UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CORPBANCA
(Exact name of registrant as specified in its charter)

Republic of Chile	Not Applicable	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Translation of Registrant’s name into English)	(I.R.S. Employer Identification Number)

Rosario Norte 660
Las Condes
Santiago, Chile
Telephone: (562) 660-2240
(Address and telephone number of Registrant’s principal executive offices)

Corpbanca (New York Branch)
845 Third Avenue, 5th Floor
New York, New York 10022-6601
Telephone: (212) 826-5100
(Name, address and telephone number of agent for service)

Copies to:
Howard Kleinman, Esq.
Dechert LLP
1095 Avenue of the Americas
New York, New York 10036-6797
Telephone: 212-698-3567
Facsimile: 212-698-0667

 Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this registration statement.

 If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

 If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

\ If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

 If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

 If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.   ☒

 If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum aggregate price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Common Shares(2)	(1)	(1)	(1)	(1)
American Depositary Shares representing Common Shares of Corpbanca	(1)	(1)	(1)	(1)
Rights to subscribe for Common Shares	(3)	None	None	None
Debt Securities	(1)	(1)	(1)	(1)

(1)
An indeterminate aggregate initial offering price or number of securities of each identified class is being registered as may from time to time be issued at indeterminate prices. In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933 (the “Securities Act”), the Registrant is deferring payment of the entire registration fee.

(2)
The Common Shares may be represented by American Depositary Shares (“ADS”), each representing 1,500 Common Shares, evidenced by American Depository Receipts (“ADR”), to be issued upon deposit of the Common Shares being registered hereby, and that have been registered pursuant to a separate registration statement on Form F-6 (file No. 333-119251) filed on September 24, 2004, or will be registered pursuant to a further registration statement on Form F-6. This includes Common Shares offered and sold outside the United States pursuant to Regulation S of the Securities Act. Such Common Shares, however, may be resold from time to time in the United States under circumstances requiring registration under the Securities Act.

(3)			Includes rights to subscribe for ADSs. No separate consideration will be received for the rights offered hereby.

PROSPECTUS

CORPBANCA
Common Shares
American Depositary Shares representing Common Shares
Rights to Subscribe for Common Shares
Debt Securities

From time to time, we may offer, issue and sell common shares, American depositary shares (“ADSs”) representing common shares in one or more offerings, rights to subscribe for common shares and debt securities. This prospectus may also be used by a selling security holder to sell our securities from time to time.

This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. When securities are offered under this prospectus, we will provide a prospectus supplement describing the specific terms of any securities to be offered, and the specific manner in which they may be offered, including the amount and price of the offered securities. The prospectus supplement may also add, update or change information contained in this prospectus. If any securities are to be sold by selling security holders, information concerning the security holders will be included in a supplement or supplements to this prospectus. The prospectus supplement may also incorporate by reference certain of our filings with the Securities and Exchange Commission. This prospectus may not be used unless accompanied by a prospectus supplement or the applicable information is included in our filings with or submissions to the Securities and Exchange Commission. You should carefully read this prospectus and any prospectus supplements, including the information incorporated by reference, before you invest in any of our securities.

Our ADSs are listed on the New York Stock Exchange (“NYSE”) and trade under the ticker symbol “BCA”. Our common shares are listed in the Republic of Chile (“Chile”) on the Bolsa de Comercio de Santiago (the “Santiago Stock Exchange”) and trade under the symbol “Corpbanca.” On April 12, 2011, the price of our ADSs on the NYSE was US$22.90 per ADS, and the price of our common shares on the Santiago Stock Exchange was Ch$7.16 per common share. Our headquarters are located at Rosario Norte 660, Las Condes, Santiago, Chile, and our telephone number there is +(562) 660-2240.

We and/or the selling security holders may offer and sell the securities directly to purchasers, through underwriters, dealers or agents, or through any combination of these methods, on a continuous or delayed basis. If securities are sold by selling security holders, we will not receive any proceeds from such sale.

Investing in our securities involves risks. You should carefully consider the “Risk Factors” beginning on page 11 of our Form 20-F for the year ended December 31, 2010, filed with the Securities and Exchange Commission on April 14, 2011, as well as the risk factors included in any applicable prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated April 14, 2011.

Table of Contents

                                    Page

About this prospectus...
Available information...
Incorporation of certain information by reference...............................................................................................................................................................
Risk factors...
Forward-looking statements...................................................................................................................................................................................................
Summary...
Ratio of earnings to fixed charges..........................................................................................................................................................................................
Capitalization...
Use of proceeds...
The securities...
Legal ownership...
Description of common shares...............................................................................................................................................................................................
Description of American Depositary Shares........................................................................................................................................................................
Description of rights to subscribe for common shares.......................................................................................................................................................
Description of debt securities.................................................................................................................................................................................................
Plan of distribution...
Validity of the securities...
Experts...
Enforcement of civil liabilities against foreign persons......................................................................................................................................................
1 1 2 2 3 4 8 8 9 9 9 13 20 25 26 26 27 28 28

i

 About this prospectus

In this prospectus, unless the context otherwise requires, all references to “Corpbanca,” “the Company,” “we,” “our,” “ours,” and “us” are to Corpbanca, a public company (sociedad anónima abierta) organized under the laws of Chile, and its consolidated subsidiaries. In addition, all references to “US$,” “U.S. dollars” and “dollars” are to United States dollars, all references to “pesos” or “Ch$” are to Chilean pesos, and all references to “UF” are to Unidades de Fomento. The UF is an inflation indexed, peso denominated unit that is linked to, and adjusted daily by the Banco Central de Chile (the “Central Bank”) to reflect changes in the previous month’s Chilean consumer price index. As of December 31, 2010, UF1.00 was equivalent to Ch$21,455.55 and US$45.87; and US$1.00 was equivalent to UF0.02 and Ch$467.78.

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (the “SEC”), using a “shelf” registration process. Under this shelf process, the securities covered by this prospectus may be sold in one or more offerings, as of the date hereof. Each time we or any selling security holder offers securities under the registration statement, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If a prospectus supplement is inconsistent with this prospectus, the terms of the prospectus supplement will control. Therefore, the statements made in this prospectus may not be the terms that apply to the securities you purchase.

You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Available information”. The registration statement that contains this prospectus (including the exhibits to the registration statement) contains additional information about us and the securities offered under this prospectus. Statements contained in this prospectus and the applicable prospectus supplement about the provisions or content of any agreement or other document are only summaries. If SEC rules require that any agreement or document be filed as an exhibit to the registration statement, you should refer to that agreement or document for its complete contents. That registration statement can be read at the SEC website or at the SEC offices mentioned under the heading “Available information”.

You should rely only on the information contained or incorporated by reference in this prospectus, any related free writing prospectus or the applicable prospectus supplement. We have not authorized anyone else to provide you with additional or different information. If anyone provides you with different or inconsistent information, you should not rely on it. We and the underwriters are not making an offer to sell these securities or soliciting an offer to buy these securities in any state where the offer or sale is not permitted. This prospectus may only be used to sell securities if it is accompanied by a prospectus supplement or the applicable information is included in our filings or submissions to the SEC. This prospectus may only be used where it is legal to sell these securities. You should not assume that the information contained or incorporated by reference in this prospectus, the applicable prospectus supplement or any other offering material is accurate as of any date other than the dates on the front of those documents regardless of when any such documents are delivered or when any sale of any such securities occurs. Our business, financial condition, results of operations and prospects may have changed since that date.

Certain figures included in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

Available information

We are subject to the information requirements of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), applicable to a foreign private issuer and, accordingly, file or furnish reports, including annual reports on Form 20-F, reports on Form 6-K, and other information with the SEC. You may read and copy any documents filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549, and copies of the materials may be obtained there at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our filings with the SEC are also available to the public through the SEC’s Internet site at http://www.sec.gov.

This prospectus is part of a registration statement on Form F-3 we filed with the SEC. This prospectus does not contain all of the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of ours, please be aware that the reference is only a summary and that you should refer to the exhibits that are filed as an exhibit to the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC’s Public Reference Room in Washington, D.C., as well as through the SEC’s Internet site.

Incorporation of certain information by reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus will be incorporated by reference into this prospectus and will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules).

This prospectus incorporates by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act. Reports on Form 6-K we furnish to the SEC after the date of this prospectus (or portions thereof) are incorporated by reference in this prospectus only to the extent that the report expressly states that it (or such portions) is incorporated by reference in this prospectus. We incorporate by reference into this prospectus the following documents or information filed by us with the SEC:

(1)	Annual Report on Form 20-F for the fiscal year ended December 31, 2010, filed on April 14, 2011 (the “2010 Annual Report in Form 20-F”);

(2)	Form 6-K, dated January 31, 2011 and filed February 1, 2011;

(3)	Form 6-K, dated and filed March 1, 2011; and

(4)	Any future annual reports on Form 20-F filed with the SEC after the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above which have been or may be incorporated by reference into this prospectus.

You may request a copy of these filings by writing or telephoning us at our principal executive offices at the following address:

CORPBANCA
Rosario Norte 660
Las Condes
Santiago, Chile
Attention: John Paul Fischer
Telephone Number: (562) 660-2141

Certain of these documents can also be obtained on our website www.corpbanca.cl. Reference to this “uniform resource locator” or “URL” is made as an inactive textual reference for informational purposes only. Information contained at this website is not incorporated by reference in this prospectus or any accompanying prospectus supplement.

Risk factors

Potential investors in our securities should carefully review the information under “Item 3. Key Information—Risk Factors” in the 2010 Annual Report on Form 20-F incorporated herein by reference, and should understand that an investment in our securities involves a high degree of risk, including the significant possibility of loss of an investor’s entire investment in such securities.

Forward-looking statements

This prospectus and any prospectus supplements, including the information incorporated by reference, contain statements that constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements preceded by, followed by or that include “believes,” “expects,” “intends,” “plans,” “projects,” “estimates” or “anticipates” and similar expressions. These forward-looking statements are not based on historical facts but instead represent only our belief regarding future events, many of which, by their nature, are inherently uncertain and outside our control, including statements regarding our current intent, belief or expectations with respect to (1) our asset growth and financing plans, (2) trends affecting our financial condition or results of operations, (3) the impact of competition and regulations, (4) projected capital expenditures, and (5) liquidity.  Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those described in such forward-looking statements included in this prospectus and any prospectus supplements, including the information incorporated by reference as a result of various factors (including, without limitation, the actions of competitors, future global economic conditions, market conditions, currency exchange rates and operating and financial risks), many of which are beyond our control. The occurrence of any such factors, not currently expected by us, would significantly alter the results set forth in these statements.

Factors that could cause actual results to differ materially and adversely include, but are not limited to:

•	trends affecting our financial condition or results of operations,

•	our dividend policy,

•	changes in the participation of our shareholders or any other factor that may result in a change of control,

•	the amount of our indebtedness,

•	natural disasters,

•	changes in general economic, business, regulatory, political or other conditions in Chile or changes in general economic or business conditions in Latin America,

•	changes in capital markets in general that may affect policies or attitudes towards lending to Chile or Chilean companies or securities issued by Chilean companies,

•	the monetary and interest rate policies of the Central Bank,

•	inflation or deflation,

•	unemployment,

•	unanticipated increases in financing and other costs or the inability to obtain additional debt or equity financing on attractive terms,

•	unanticipated turbulence in interest rates,

•	movements in currency exchange rates,

•	movements in equity prices or other rates or prices,

•	changes in Chilean and foreign laws and regulations,

•	changes in taxes,

•	competition, changes in competition and pricing environments,

•	our inability to hedge certain risks economically,

•	the adequacy of our loss allowances, provisions or reserves,

•	technological changes,

•	changes in consumer spending and saving habits,

•	successful implementation of new technologies,

•	loss of market share,

•	changes in, or failure to comply with applicable banking, insurance, securities or other regulations, and

•	the other factors discussed under “Item 3. Key Information—Risk Factors” in the 2010 Annual Report on Form 20-F incorporated herein by reference.

You should not place undue reliance on such statements, which speak only as of the date that they were made. These cautionary statements should be considered in connection with any written or oral forward-looking statements that we may make in the future. We do not undertake any obligation to release publicly any revisions to such forward-looking statements after the date of this prospectus and any prospectus supplements, including the information incorporated by reference to reflect later events or circumstances or to reflect the occurrence of unanticipated events.

Summary

The following summary is qualified in its entirety by the more detailed information included elsewhere in this prospectus and any prospectus supplements, including the information incorporated by reference. Potential investors should carefully read this entire prospectus, the accompanying prospectus supplement and the documents incorporated in this prospectus by reference.

Potential investors in our securities should carefully review the information under “Item 3. Key Information—Risk Factors” in the 2010 Annual Report on Form 20-F incorporated herein by reference, and should understand that an investment in our securities involves a high degree of risk, including the significant possibility of loss of an investor’s entire investment in such securities.

Overview of Corpbanca

We are Chile’s oldest operating private bank. Our loan portfolio has grown at a compounded annual growth rate in nominal terms of 11.4% between January 1, 2008 and December 31, 2010. As of December 31, 2010, according to the Chilean Superintendencia de Bancos e Instituciones Financieras, also referred to as the Chilean Superintendency of Banks or the SBIF, we were the fourth largest private bank in Chile in terms of the overall size of our loan portfolio. Our risk management strategy has enabled us to maintain what we believe are solid solvency ratios and risk indicators notwithstanding recent unprecedented levels of volatility in the financial markets. As of December 31, 2010, we had a capital-weighted assets ratio of 13.4% and a risk indicator of 1.9%, which is lower than the industry’s average. We have achieved an average annual return on equity of 21.3% between 2008 and 2010. As of December 31, 2010, we had 113 branches and 382 ATMs.

We are a publicly traded company organized under the laws of Chile, and licensed by the SBIF to operate as a private commercial bank. Our principal shareholder is Corp Group Banking S.A., a holding company also organized under the laws of Chile, accounting for a total of approximately 49.6% of our outstanding common shares. Corp Group Banking S.A. is controlled by Mr. Alvaro Saieh Bendeck who, together with members of his family, controls 65.0% of our outstanding common shares (including the shares held by Corp Group Banking S.A.). Mr. Saieh Bendeck holds common shares with sufficient voting power under Chilean law to approve substantially all of the forms of corporate action subject to decision by shareholders’ meetings, including the distribution of dividends, and to elect a majority of the nine members of our board of directors. Mr. Saieh Bendeck has significant experience in the Chilean financial services industry and, through Corp Group Banking S.A., has guided Corpbanca’s growth and financial performance since 1996.

For the year ended December 31, 2010, we had net income of Ch$121,573.0 million (US$259.9 million).

Our Business

We provide a broad range of commercial and retail banking services to our customers and we also manage foreign-currency denominated loans and other foreign currency operations.  Our subsidiaries provide a range of non-banking financial services such as securities brokerage, mutual fund management, wealth management, research services, insurance brokerage and legal advisory services.

Commercial Banking. We offer a range of products and services to our business clients depending on their size, ownership structure and/or investments under management. Our commercial banking segments are served by two separate business divisions: Large Companies and Corporate Division (wholesale banking), and Companies Division. For the years ended 2010, 2009 and 2008, our total average corporate loans outstanding for our Large Companies and Corporate Division and Companies Division amounted to Ch$3,632,785.0 million or 70.3% of total average loans, Ch$3,362,523.0 million or 70.7% of total average loans and Ch$3,013,612.0 million or 68.5% of total average loans, respectively.

Large Companies and Corporate Division (wholesale banking). This division serves large economic groups, state- owned companies, mining companies, utilities, energy, seaports, airports, public hospitals or any business with annual sales in excess of US$30.0 million. Our Large Companies and Corporate Division focuses on offering clients a broad range of services tailored to fit their specific needs. These services include deposit-taking and lending in both pesos and foreign currencies, trade financing, general commercial loans, working capital loans, letters of credit, interest rate, foreign exchange derivatives (including foreign exchange options) and cash flow management. This division also serves our real estate and project finance customers. As of December 31, 2010, we had over 922 Large Companies and Corporate banking customers. We also offer our wholesale banking customers securities brokerage and financial advisory services through our subsidiaries as well as those products and services available through our New York branch. For the years ended 2010, 2009 and 2008, our total average corporate loans outstanding for our Large Companies and Corporate Division amounted to Ch$2,493,947.0 million or 48.3% of total average loans,  Ch$2,293,991.0 million or 48.2% of total average loans and Ch$1,867,023.0 or 42.4% of total average loans, respectively.

Companies Division. Our Companies Division provides services to businesses with annual sales of less than US$30.0 million in Santiago and no set limit throughout the rest of Chile, except for large economic groups and state-owned mining companies, utilities and energy companies, ports, airports and public hospitals. This division also serves small and medium-sized businesses and provides support to our factoring and leasing clients. Greater detail of each of these business areas are provided in the paragraphs found below.

This division offers our customers a broad range of financial products, including general commercial loans, working capital loans, trade finance, on-lending of financing originated by CORFO (Corporación de Fomento a la Produccion), overdraft credit lines, letters of credit, mortgage loans, term deposits, factoring and leasing. As of December 31, 2010, we had over 14,520 customers in our Companies Division.

Within our Companies Division, we have a special unit focused on small and medium size companies, with annual sales between US$200,000.0 and US$2.0 million. We are able to offer an array of products through our small and medium-sized business unit, including products (such as lines of credit) backed by governmental warranties created to develop small and medium sized businesses.

Retail Banking.  Our Traditional Retail Banking Division is mainly oriented toward individuals with medium-high income levels (focused on clients with over Ch$1.2 million monthly income).  Our traditional banking services are marketed and operated under the Corpbanca brand name.  We offer our traditional banking clients products such as checking and deposit accounts, credit lines, credit and debit cards, personal installment loans, mortgage loans, insurance banking and time deposits, among others.  For the year ended 2010, our Traditional Retail Banking Division had loans with an annual average balance of Ch$1,297,209.0 million or 25.1% of total average loans (a year-on-year increase of 11.0%).  In addition, we provide time deposits, mutual funds and savings accounts in pesos, Euros, UF and U.S. dollars, with a minimum term of 7 days and no minimum amount for foreign-currency accounts.

Our Lower Income Retail Banking Division operates under the trade name Banco Condell and is focused on clients with an annual income lower than Ch$7.2 million (US$20,000.0).  Banco Condell has 53 standalone branches and its own brand identity.  Banco Condell offers, among other things, consumer lending, credit card services, mortgage loans, insurance, and time deposits to the traditionally underserved low-to-middle income segments of the Chilean population.  For the year ended 2010, our Banco Condell division managed loans with an annual average balance of Ch$147,617.0 million or 2.7% of total loans.

Within our Traditional Retail Banking Division, we provide private banking services to our high income and high net worth customers.  We consider high income individuals to be customers with monthly income in excess of US$10,000.0 or a net worth in excess of US$600,000.0.  Each client under our private banking or “Private Banking” program is provided with a liaison officer who oversees the client’s entire relationship with us across all product lines.  In addition to the products and services we provide to our private banking customers, we offer tailored lending products designed to help keep their businesses growing.  As of December 31, 2010, we had 5,008 Private Banking clients, an increase of 9.0% as compared to December 31, 2009.

In 2009, we created SMU Corp S.A. (“SMU Corp”), a joint venture with SMU S.A. (“SMU”), a retail business holding company owned by our principal shareholder, which indirectly owns Unimarc, a major Chilean supermarket chain. As of December 31, 2010, Unimarc was the third largest Chilean supermarket chain in terms of total sales and the largest in terms of food sales. We have a 51.0% ownership interest in the joint venture. We believe that SMU Corp has the potential to increase our participation in the retail banking sector through the issuance of a Corpbanca credit card for Unimarc clients. We believe our expertise in credit risk management will be supplemented by SMU’s knowledge of Chile’s retail business, providing us with access to over 250 Unimarc stores and supermarkets and over 5 million Unimarc customers.  We believe that through SMU Corp we will have a better understanding of our clients by detecting their preferences, consumer habits, frequency of purchases and determining average amounts spent by our customers.

Treasury and International Division.  Our Treasury and International Division specializes in financial management and is largely responsible for our funding and liquidity as well as management of any gap on our balance sheet. In addition, through our Treasury and International Division we manage proprietary trading functions, market making and distribution and sales of flow and non flow instruments for our corporate clients. This division is responsible for obtaining foreign currency-denominated credit lines from financial institutions outside of Chile.

As of December 31, 2010, our outstanding loans from foreign banks were US$1,175.0 million with approximately 30 institutions in U.S., Canada, Germany, France, Holland, England, Italy, Switzerland, Japan, Singapore and other countries including Latin America. The international global risk assets outstanding as of December 31, 2010 were US$806.0 million.

Non-Banking Financial Services Offered through Corpbanca’s Subsidiaries.  Corpbanca owns subsidiaries engaged in several strategic activities complementary to our core banking activities (each of which are regulated and supervised by the SBIF).  The main subsidiaries consist of CorpLegal S.A. (legal advisory services), Corpbanca Corredores de Seguros S.A. (insurance brokerage), Corpbanca Asesorías Financieras S.A. (financial advisory services), Corpbanca Administradora General de Fondos S.A. (mutual fund management), Corpbanca Corredores de Bolsa S.A. (securities brokerage), Corpbanca Agencia de Valores S.A. (wealth management) and SMU Corp (retail services). These businesses combined represent 1.7% of our assets and 1.5% of our net income as of and for the year ended December 31, 2010.

Capital Stock

As of December 31, 2010, Corpbanca had a total capital stock of 226,909,290,577 shares, all of which have been fully subscribed and paid by the respective shareholders, and have the same economic and voting rights. Each share is entitled to one vote, with the exception of those shares that have been repurchased by Corpbanca as part of its share repurchase program. As of December 31, 2010, Corpbanca had no common shares held as treasury stock.

Dividend Policy

Under the Chilean Corporations Law, as defined herein, Chilean open stock companies, such as ours, are generally required to distribute at least 30.0% of their net income each year, unless otherwise agreed by the unanimous consent of our shareholders.  Provided that the statutory minimum is observed, Chilean law allows a majority of our shareholders to change and approve our dividend policy for any given period. In the event of any loss of capital or of the legal reserve, no dividends can be distributed so long as such loss is not recovered from earnings or otherwise.  No dividends above the legal minimum can be distributed if doing so would result in the bank exceeding its indebtedness ratio or its lending limits.

The balance of our distributable net income is generally retained for use in our business (including for the maintenance of any required legal reserves).  Although our Board of Directors currently intends to pay regular annual dividends, the amount of dividend payments will depend upon, among other factors, our then current level of earnings, capital and legal reserve requirements, as well as market conditions, and there can be no assurance as to the amount or timing of future dividends. Our actual dividend policy is to distribute at least 50.0% of each fiscal year net income, calculated as total net income for the period less an amount which maintains capital constant in real terms. Dividend distributions in 2010, 2009 and 2008 each amounted to 100.0% of net income for the previous fiscal year.

In the event that dividends are paid, holders of ADSs will be entitled to receive dividends to the same extent as the owners of common shares. Dividends received by holders of ADSs will, absent changes in Chilean exchange controls or other laws, be converted into U.S. dollars and distributed net of currency exchange expenses and fees of the depositary and will be subject to Chilean withholding tax, currently imposed at the rate of 35.0% (which may be subject to credits in certain cases).

Corporate Structure

The following diagram presents our current corporate structure, including our principal subsidiaries, as of the date of this prospectus.

 Ratio of earnings to fixed charges

Our ratios of earnings to fixed charges for the years ended December 31, 2010, 2009 and 2008, using financial information calculated in accordance with International Financial Reporting Standards, or “IFRS” as issued by the IASB, were:

	For the Year Ended December 31,
Period	2010	2009	2008
	(in millions of Ch$)

Earnings:
Income before income taxes	141,926	102,441	97,986
Distributed earnings from associated companies	(296)	(445)	(262)
Fixed charge	163,229	120,727	346,717
Total earnings	304,859	222,723	444,441

Fixed charges:
Interest expenses (*)	163,229	120,727	346,717
Interest capitalized	—	—	—
Total fixed charges	163,229	120,727	346,717

Ratio of earnings to fixed charges	1.87%	1.84%	1.28%

(*) This item considers the interest related to deposits. The ratio of earnings to fixed charges excluding interest in deposits is 2.83%, 4.38% and 1.75% for the years ended December 31, 2010, 2009 and 2008, respectively.

Capitalization

The following table sets forth our capitalization as of December 31, 2010, derived from our audited consolidated financial statements prepared in accordance with IFRS.  In our opinion, the financial data in the table below includes all adjustments necessary to present fairly our capitalization at the dates presented.

As of December 31, 2010
(audited in millions of Ch$, in millions of US$)	Actual	Actual(1)

	Ch$	US$
Liabilities:
Current accounts and demand deposit	612,064	1,308.4
Item in course of collection	41,525	88.8
Investments under agreements to repurchase	189,350	404.8
Time deposits and saving accounts	3,700,454	7,910.7
Derivative financial Instruments	175,261	374.7
Borrowings from financial institutions	503,692	1,076.8
Debt issued	1,215,435	2,598.3
Other financial liabilities	23,660	50.6
Current income tax provision	7,168	15.3
Deferred income taxes	21,244	45.4
Provisions	67,732	144.8
Other liabilities	20,998	44.9
Total liabilities	6,578,583	14,063.4

Shareholders’ equity:
Capital	342,379	731.9
Reserves	26,406	56.5
Valuation gains (losses)	(2,758)	(5.9)
Retained earnings	183,287	391.8
Retained earnings from previous periods	120,259	257.1
Net income for the period	122,550	262.0
Less: accrual for mandatory dividends	(59,522)	(127.2)
Non-controlling interest	2,943	6.3
Total shareholders’ equity	552,257	1,180.6

TOTAL CAPITALIZATION	7,130,840	15,244.0

(1)  For the reader’s convenience, we have converted the original Chilean peso amounts into U.S. dollars at the observed exchange rate as published by the Central Bank on the first business day following the period. The exchange rate used for purposes of this conversion was Ch$467.78 per US$1.00, the rate in effect for December 31, 2010.

Use of proceeds

Unless we indicate otherwise in the applicable prospectus supplement, we intend to use the net proceeds from any initial sales of the securities offered under this prospectus and any prospectus supplements for general corporate purposes.

The securities

We, or the selling security holders, as the case may be, may from time to time offer under this prospectus and any prospectus supplements, including the information incorporated by reference, separately or together:

•	common shares, which may be represented by ADSs and evidenced by American Depositary Receipts (“ADRs”),

•	rights to subscribe for common shares, including rights to subscribe for ADSs, and

•	senior or subordinated debt securities.

Legal ownership

In this prospectus and in any prospectus supplements, when we refer to the “holders” of securities as being entitled to specified rights or payments, we mean only the actual legal holders of the securities. While you will be the holder if you hold a security registered in your name, more often than not the registered holder will actually be either a broker, bank, other financial institution or, in the case of a global security, a depositary. Our obligations, as well as the obligations of the trustee, any warrant agent, any transfer agent, any registrar, any depositary and any third parties employed by us or the other entities listed above, run only to persons who are registered as holders of our securities, except as may be specifically provided for in a warrant agreement, warrant certificate, deposit agreement or other contract governing the securities. For example, once we make payment to the registered holder, we have no further responsibility for the payment even if that registered holder is legally required to pass the payment along to you as a street name customer but does not do so.

If we choose to issue common shares, they may be represented by ADSs. The underlying common shares represented by ADSs will be directly held by a depositary. Your rights and obligations will be determined by reference to the terms of the relevant deposit agreement. A copy of the deposit agreement, as amended from time to time, with respect to our common shares is on file with the SEC and incorporated by reference in this prospectus. You may obtain a copy of the deposit agreement from the SEC’s Public Reference Room. See “Available information”.

Street name and other indirect holders

Holding securities in accounts at banks or brokers is called holding in “street name.” If you hold our securities in street name, we will recognize only the bank or broker, or the financial institution that the bank or broker uses to hold the securities, as a holder. These intermediary banks, brokers, other financial institutions and depositaries pass along principal, interest, dividends and other payments, if any, on the securities, either because they agree to do so in their customer agreements or because they are legally required to do so. This means that if you are an indirect holder, you will need to coordinate with the institution through which you hold your interest in a security in order to determine how the provisions involving holders described in this prospectus and any prospectus supplements will actually apply to you. For example, if the debt security in which you hold a beneficial interest in street name can be repaid at the option of the holder, you cannot redeem it yourself by following the procedures described in the prospectus supplement relating to that security. Instead, you would need to cause the institution through which you hold your interest to take those actions on your behalf. Your institution may have procedures and deadlines different from or additional to those described in the applicable prospectus supplement.

If you hold our securities in street name or through other indirect means, you should check with the institution through which you hold your interest in a security to find out:

•	how it handles payments and notices with respect to the securities,

•	whether it imposes fees or charges,

•	how it handles voting, if applicable,

•	how and when you should notify it to exercise on your behalf any rights or options that may exist under the securities,

•	whether and how you can instruct it to send you securities registered in your own name so you can be a direct holder as described below, and

•	how it would pursue rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests.

Global securities

A global security is a special type of indirectly held security. If we choose to issue our securities, in whole or in part, in the form of global securities, the ultimate beneficial owners can only be indirect holders. We do this by requiring that the global security be registered in the name of one or more financial institutions or clearing systems, or their nominees, which we select and by requiring that the securities included in the global security not be transferred to the name of any other direct holder unless the special circumstances described below occur. A financial institution or clearing system that we select for any security for this purpose is called the “depositary.” A security will usually have only one depositary which will act as the sole direct holder of the global security but it may have more. Any person wishing to own a security issued in global form must do so indirectly through an account with a broker, bank or other financial institution that in turn has an account with the depositary. The prospectus supplement indicates whether the securities will be issued only as global securities.

Each series of securities will have one or more of the following as the depositaries:

•	The Depository Trust Company, New York, New York, which is known as “DTC”,

•	a financial institution holding the securities on behalf of Euroclear Bank S.A./ N.V., as operator of the Euroclear system, which is known as “Euroclear”,

•	a financial institution holding the securities on behalf of Clearstream Banking, société anonyme, Luxembourg, which is known as “Clearstream”, and

•	any other clearing system or financial institution named in the applicable prospectus supplement.

The depositaries named above may also be participants in one another’s systems. Thus, for example, if DTC is the depositary for a global security, investors may hold beneficial interests in that security through Euroclear or Clearstream, as DTC participants. The depositary or depositaries for your securities will be named in your prospectus supplement; if none is named, the depositary will be DTC.

A global security may represent one or any other number of individual securities. Generally, all securities represented by the same global security will have the same terms. We may, however, issue a global security that represents multiple securities of the same kind, such as debt securities, that have different terms and are issued at different times. We call this kind of global security a master global security. Your prospectus supplement will not indicate whether your securities are represented by a master global security.

A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise. We describe those situations below under “—Special situations when a global security will be terminated”. The depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only indirect interests in a global security. Indirect interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect owner of an interest in the global security.

If the prospectus supplement for a particular security indicates that the security will be issued in global form only, then the security will be represented by a global security at all times unless and until the global security is terminated. We describe the situations in which this can occur below under “—Special Situations When a Global Security Will Be Terminated”. If termination occurs, we may issue the securities through another book-entry clearing system or decide that the securities may no longer be held through any book-entry clearing system.

Special considerations for global securities

As an indirect owner, an investor’s rights relating to a global security will be governed by the account rules of the depositary and those of the investor’s financial institution or other intermediary through which it holds its interest (e.g., Euroclear or Clearstream, if DTC is the depositary), as well as general laws relating to securities transfers. We do not recognize this type of investor or any intermediary as a holder of securities and instead deal only with the depositary that holds the global security.

If securities are issued only in the form of a global security, an investor should be aware of the following:

•
an investor cannot cause the securities to be registered in his or her own name, and cannot obtain non-global certificates for his or her interest in the securities, except in the special situations we describe below,

•	an investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities,

•	an investor may not be able to sell interests in the securities to some insurance companies and other institutions that are required by law to own their securities in non-book-entry form,

•
an investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective,

•
the depositary’s policies will govern payments, deliveries, transfers, exchanges, notices and other matters relating to an investor’s interest in a global security, and those policies may change from time to time. We and the trustee will have no responsibility for any aspect of the depositary’s policies, actions or records of ownership interests in a global security. We and the trustee also do not supervise the depositary in any way,

•
the depositary will require that those who purchase and sell interests in a global security within its book-entry system use immediately available funds and your broker or bank may require you to do so as well, and

•
financial institutions that participate in the depositary’s book-entry system and through which an investor holds its interest in the global securities, directly or indirectly, may also have their own policies affecting payments, deliveries, transfers, exchanges, notices and other matters relating to the securities, and those policies may change from time to time. For example, if you hold an interest in a global security through Euroclear or Clearstream, when DTC is the depositary, Euroclear or Clearstream, as applicable, will require those who purchase and sell interests in that security through them to use immediately available funds and comply with other policies and procedures, including deadlines for giving instructions as to transactions that are to be effected on a particular day. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the policies or actions or records of ownership interests of any of those intermediaries.

Special situations when a global security will be terminated

In a few special situations described below, a global security will be terminated and interests in it will be exchanged for certificates in non-global form representing the securities it represented. After that exchange, the choice of whether to hold the securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in a global security transferred on termination to their own names, so that they will be holders.

Unless we specify otherwise in the prospectus supplement, the special situations for termination of a global security are as follows:

•
if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within 90 days,

•	if we notify the trustee that we wish to terminate that global security, or

•	in the case of a global security representing debt securities issued under an indenture, if an event of default has occurred with regard to these debt securities and has not been cured or waived.

The prospectus supplement may also list additional situations for terminating a global security that would apply to the particular securities covered by the prospectus supplement. If a global security is terminated, only the depositary, and not us or the trustee for any debt securities, is responsible for deciding the names of the institutions in whose names the securities represented by the global security will be registered and, therefore, who will be the holders of those securities.

Considerations relating to Euroclear and Clearstream

Euroclear and Clearstream are securities clearance systems in Europe. Both systems clear and settle securities transactions between their participants through electronic, book-entry delivery of securities against payment.

Euroclear and Clearstream may be depositaries for a global security. In addition, if DTC is the depositary for a global security, Euroclear and Clearstream may hold interests in the global security as participants in DTC.

As long as any global security is held by Euroclear or Clearstream, as depositary, you may hold an interest in the global security only through an organization that participates, directly or indirectly, in Euroclear or Clearstream. If Euroclear or Clearstream is the depositary for a global security and there is no depositary in the United States, you will not be able to hold interests in that global security through any securities clearance system in the United States.

Payments, deliveries, transfers, exchanges, notices and other matters relating to the securities made through Euroclear or Clearstream must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. We do not have control over those systems or their participants and we take no responsibility for their activities. Transactions between participants in Euroclear or Clearstream, on one hand, and participants in DTC, on the other hand, when DTC is the depositary, would also be subject to DTC’s rules and procedures.

Special timing considerations for transactions on Euroclear and Clearstream

Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers, exchanges, notices and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

In addition, because of time-zone differences, U.S. investors who hold their interests in the securities through these systems and wish to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, on a particular day may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both DTC and Euroclear or Clearstream may need to make special arrangements to finance any purchases or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than would be the case for transactions within one clearing system.

In the remainder of this document, “you” means direct holders and not street name or other indirect holders of securities. Indirect holders should read the previous subsection starting on page 9 entitled “Street name and other indirect holders”.

 Description of common shares

Set forth below is material information concerning our share capital and a brief summary of the significant provisions of our by-laws (estatutos, as defined below), and Chilean law.  This description contains all material information concerning the shares, but does not purport to be complete and is qualified in its entirety by reference to our estatutos, the General Banking Law, the Chilean Corporations Law and the Ley de Mercado de Valores, or the Chilean Securities Market Law, each referred to below.

General

Shareholder rights in a Chilean bank that is also an open-stock (public) corporation are governed by the corporation’s estatutos, which effectively serve the purpose of both the articles or certificate of incorporation and the by-laws of a company incorporated in the United States, by the General Banking Law and secondarily, to the extent not inconsistent with the General Banking Law, by the provisions of Chilean Corporations Law applicable to publicly traded corporations except for certain provisions which are expressly excluded.  Article 137 of the Chilean Corporations Law provides that all provisions of the Chilean Corporations Law take precedence over any contrary provision in a corporation’s estatutos.  Both the Chilean Corporations Law and our estatutos provide that legal actions by shareholders against us (or our officers or directors) to enforce their rights as shareholders or by one shareholder against another in their capacity as such are to be brought in Chile in arbitration proceedings, notwithstanding the plaintiffs right to submit the action to the ordinary courts of Chile.

The Chilean securities markets are principally regulated by the Chilean Superintendency of Securities and Insurance under the Chilean Securities Market Law and the Chilean Corporations Law.  In the case of banks, compliance with these laws is supervised by the Chilean Superintendency of Banks.  These two laws provide for disclosure requirements, restrictions on insider trading and price manipulation and protection of minority investors.  The Chilean Securities Market Law sets forth requirements relating to public offerings, stock exchanges and brokers, and outlines disclosure requirements for companies that issue publicly offered securities.  The Chilean Corporations Law sets forth the rules and requirements for establishing open stock corporations while eliminating government supervision of closed (closely-held) corporations.  Open stock (public) corporations are those that voluntarily or are legally required to register their shares in the Securities Registry.

Capitalization

Under Chilean law, the shareholders of a company, acting at an extraordinary shareholders’ meeting, have the power to authorize an increase in such company’s capital.  When an investor subscribes for issued shares, the shares are registered in such investor’s name, even if not paid for, and the investor is treated as a shareholder for all purposes except with regard to receipt of dividends and the return of capital; provided that the shareholders may, by amending the by-laws, also grant the right to receive dividends or distributions of capital.  The investor becomes eligible to receive dividends and returns of capital once it has paid for the shares (if it has paid for only a portion of such shares, it is entitled to receive a corresponding pro-rata portion of the dividends declared and/or returns of capital with respect to such shares unless the company’s by-laws provide otherwise).  If an investor does not pay for shares for which it has subscribed on or prior to the date agreed upon for payment, the board of directors of the company is obligated to initiate legal action to recover outstanding amounts unless holders of two-thirds of the issued shares in an extraordinary shareholders meeting authorizes the board of directors to refrain from pursuing the collection, in which case the company’s capital will be reduced to the amount actually paid.  In the case of banks, authorized shares and issued shares which have not been paid for within the period fixed for their payment by the Chilean Superintendency of Banks are cancelled and are no longer available for issuance by the company.

Article 22 of Chilean Corporations Law states that the purchaser of shares of a company implicitly accepts its by-laws and any agreements adopted at shareholders’ meetings.

Ownership restrictions

Under Article 12 of the Chilean Securities Market Law and the regulations of the Chilean Superintendency of Banks, shareholders of open stock corporations are required to report the following to the Chilean Superintendency of Securities and Insurance and the Chilean stock exchanges:

•	any direct or indirect acquisition or sale of shares that results in the holder’s acquiring or ceasing to own, directly or indirectly, 10.0% or more of an open stock corporation’s share capital, and

•
any direct or indirect acquisition or sale of shares or options to buy or sell shares, in any amount, if made by a holder of 10.0% or more of an open stock corporation’s capital or if made by a director, liquidator, main officer, general manager or manager of such corporation.

In addition, majority shareholders must state in their report whether their purpose is to acquire control of the company or if they are making a financial investment.  A beneficial owner of ADSs representing 10.0% or more of our share capital will be subject to these reporting requirements under Chilean law.

Under Article 54 of the Chilean Securities Market Law and the regulations of the Chilean Superintendency of Securities and Insurance, persons or entities intending to acquire control, directly or indirectly, of a publicly traded company, regardless of the acquisition vehicle or procedure, and including acquisitions made through direct subscriptions or private transactions, are also required to inform the public of such acquisition at least 10 business days before the date on which the transaction is to be completed, but in any case, as soon as negotiations regarding the change of control begin (i.e., when information and documents concerning the target are delivered to the potential acquirer) through a filing with the Chilean Superintendency of Securities and Insurance, the stock exchanges and the companies controlled by and that control the target, through a notice published in two Chilean newspapers and in the target’s website, which notice must disclose, among other information, the person or entity purchasing or selling and the price and conditions of any negotiations.

Prior to such publication, a written communication to such effect must be sent to the target corporation, to the controlling corporation, to the corporations controlled by the target corporation, to the Chilean Superintendency of Securities and Insurance, and to the Chilean stock exchanges on which the securities are listed.

In addition to the foregoing, Article 54 of the Chilean Securities Market Law requires that within two business days of the completion of the transactions pursuant to which a person has acquired control of a publicly traded company, a notice shall be published in the same newspapers in which the notice referred to above was published and notices shall be sent to the same persons mentioned in the preceding paragraphs.

A beneficial owner of ADSs intending to acquire control of us will be subject to the foregoing reporting requirements.

The provisions of the aforementioned articles do not apply whenever the acquisition is being made through a tender or exchange offer.

Title XXV of the Chilean Securities Market Law on tender offers and the regulations of the Chilean Superintendency of Securities and Insurance provides that the following transactions shall be carried out through a tender offer:

•
an offer which allows a person to take control of a publicly traded company, unless the shares are being sold by a controlling shareholder of such company at a price in cash which is not substantially higher than the market price and the shares of such company are actively traded on a stock exchange,

•
an offer for all the outstanding shares of a publicly traded company upon acquiring two-thirds or more of its voting shares (this offer must be made at a price not lower than the price at which appraisal rights may be exercised, that is, book value if the shares of the company are not actively traded or, if the shares of the company are actively traded, the weighted average price at which the stock has been traded during the two months immediately preceding the acquisition), and

•
an offer for a controlling percentage of the shares of a listed operating company if such person intends to take control of the company (whether listed or not) controlling such operating company, to the extent that the operating company represents 75.0% or more of the consolidated net worth of the holding company.

Article 200 of the Chilean Securities Market Law prohibits any shareholder that has taken control of a publicly traded company to acquire, for a period of 12 months from the date of the transaction that granted it control of the publicly traded company, a number of shares equal to or higher than 3.0% of the outstanding issued shares of the target without making a tender offer at a price per share not lower than the price paid at the time of taking control.  Should the acquisition from the other shareholders of the company be made on the floor of a stock exchange and on a pro rata basis, the controlling shareholder may purchase a higher percentage of shares, if so permitted by the regulations of the stock exchange.

Title XV of the Chilean Securities Market Law sets forth the basis to determine what constitutes a controlling power, a direct holding and a related party.  The Chilean Securities Market Law defines control as the power of a person, or group of persons acting pursuant to a joint action agreement, to direct the majority of the votes in the shareholders meetings of the corporation, or to elect the majority of members of its Board of Directors, or to influence the management of the corporation significantly.  Significant influence is deemed to exist in respect of the person or group holding, directly or indirectly, at least 25.0% of the voting share capital, unless:

•	another person or group of persons acting pursuant to joint action agreement, directly or indirectly, control a stake equal to or higher than the percentage controlled by such person,

•
the person or group does not control, directly or indirectly, more than 40.0% of the voting share capital and the number of shares controlled is lower than the sum of the shares held by other shareholders holding more than 5.0% of the share capital, and

•	in cases where the Chilean Superintendency of Securities and Insurance has ruled otherwise, based on the distribution or atomization of the overall shareholding.

According to the Chilean Securities Market Law a joint action agreement is an agreement among two or more parties which, directly or indirectly, own shares in a corporation at the same time and whereby they agree to participate with the same interest in the management of the corporation or in taking control of the same.  The law presumes that such an agreement exists between:

•	a principal and its agents,

•	spouses and relatives up to certain level of kindred,

•	entities within the same business group; and

•	an entity and its controller or any of its members.

Likewise, the Chilean Superintendency of Securities and Insurance may determine that a joint action agreement exists between two or more entities considering, among others, the number of companies in which they participate, the frequency with which they vote identically in the election of directors, appointment of managers and other resolutions passed at shareholders meetings.

According to Article 96 of the Chilean Securities Market Law a business group is a group of entities with such ties in their ownership, management or credit liabilities that it may be assumed that the economic and financial action of such members is directed by, or subordinated to, the joint interests of the group, or that there are common credit risks in the credits granted to, or securities issued by, them.  According to the Chilean Securities Market Law the following entities are part of the same business group:

•	a company and its controller,

•	all the companies with a common controller and the latter,

•	all the entities that the Chilean Superintendency of Securities and Insurance declare to be part of the business group due to one or more of the following reasons:

•	a substantial part of the assets of the company is involved in the business group, whether as investments in securities, equity rights, loans or guaranties,

•	the company has a significant level of indebtedness and that the business group has a material participation as a lender or guarantor,

•
when the controller is a group of entities, that the company is a member of a controller of the entities mentioned in the first two bullets above and there are grounds to include it in the business group, and

•	when the controller is a group of entities, that the company is controlled by a member of the controlling group and there are grounds to include it in the business group.

Article 36 of the General Banking Law states that as a matter of public policy, no person or company may acquire, directly or indirectly, more than 10.0% of the shares of a bank without the prior authorization of the Chilean Superintendency of Banks, which may not be unreasonably withheld.  The prohibition would also apply to beneficial owners of ADSs.  In the absence of such authorization, any person or group of persons acting in concert would not be permitted to exercise voting rights with respect to the shares or ADSs acquired.  In determining whether or not to issue such an authorization, the Chilean Superintendency of Banks considers a number of factors enumerated in the General Banking Law, including the financial stability of the purchasing party.

Article 35 bis of the General Banking Law requires the prior authorization of the Chilean Superintendency of Banks for:

•	the merger of two or more banks,

•	the acquisition of all or a substantial portion (more than one third) of a banks’ assets and liabilities by another bank,

•	the control by the same person, or controlling group, of two or more banks, or

•	a substantial increase in the share ownership by a controlling shareholder of a bank (understood as either acquiring a majority or two-thirds of the bank’s shares).

Such prior authorization is required solely when the acquiring bank or the resulting group of banks would own a significant market share in loans, defined by the Chilean Superintendency of Banks to be more than 15.0% of all loans in the Chilean banking system.  The intended purchase, merger or expansion may be denied by the Chilean Superintendency of Banks pursuant to a report from the Chilean Central Bank’s Counsel.  Alternatively, a purchase, merger or expansion, when the acquiring bank or resulting group would have a market share in loans defined by the Chilean Superintendency of Banks to be more than 20.0% of all loans in the Chilean banking system, may be conditioned on one or more of the following:

•	that the bank or banks maintain an effective equity higher than 8.0% and up to 14.0% of their risk weighted assets,

•	that the technical reserve established in Article 65 of the General Banking Law be applicable when deposits exceed one and a half times the resulting bank’s paid-in capital and reserves, or

•	that the margin for interbank loans be diminished to 20.0% of resulting bank’s effective equity.

If the acquiring bank or resulting group would have a market share in loans defined by the Chilean Superintendency of Banks to be more than 15.0% but less than 20.0%, the authorization will be conditioned on the bank or banks maintaining an effective equity not lower than 10.0% of their risk-weighted assets for the time set forth by the Chilean Superintendency of Banks, which may not be less than one year.

According to the General Banking Law a bank may not grant loans to related parties on more favorable terms than those generally offered to non-related parties.  Article 84 No. 2 of the General Banking Law and the regulations issued by the Chilean Superintendency of Banks create the presumption that natural persons who are holders of shares and who beneficially own more than 1.0% of the shares are related to the bank and imposes certain restrictions on the amounts and terms of loans made by banks to related parties.  This presumption would also apply to beneficial owners of ADSs representing more than 1.0% of the shares, and accordingly the limitations of Article 84 No. 2 would be applicable to such beneficial owners.  Finally, according to the regulations of the Chilean Superintendency of Banks, Chilean banks that issue ADSs are required to inform the Chilean Superintendency of Banks if any person, directly or indirectly, acquires ADRs representing 5.0% or more of the total amount of shares of capital stock issued by such bank.

Article 16 bis of the General Banking Law provides that the individuals or legal entities which, individually or with other people, directly control a bank and who individually own more than 10.0% of its shares shall send to the Chilean Superintendency of Banks reliable information on their financial situation in the form and in the opportunity set forth in Resolution No 3,156 of the Chilean Superintendency of Banks.

Preemptive rights and increases of share capital

The Chilean Corporations Law provides that whenever a Chilean company issues new shares for cash, it must offer its existing shareholders the right to purchase a sufficient number of shares to maintain their existing ownership percentages in the company.  Pursuant to this requirement, preemptive rights in connection with any future issue of shares will be offered by us to the depositary as the registered owner of the shares underlying the ADSs.

Under Chilean law, preemptive rights are exercisable or freely transferable by shareholders during a period that cannot be less than 30 days following the grant of such rights.  During such period, and for an additional 30-day period thereafter, a Chilean company is not permitted to offer any unsubscribed shares for sale to third parties on terms which are more favorable than those offered to its shareholders.  At the end of such additional 30-day period, a Chilean open stock corporation is authorized to sell unsubscribed shares to third parties on any terms, provided they are sold on a Chilean stock exchange.  Unsubscribed shares that are not sold on a Chilean stock exchange can be sold to third parties only on terms no more favorable for the purchaser than those offered to shareholders.

Shareholders’ meetings and voting rights

An ordinary annual meeting of shareholders is held within the first four months of each year, generally in March.  The ordinary annual meeting of shareholders is the corporate body that approves the annual financial statements, approves all dividends in accordance with the dividend policy determined by our Board of Directors, elects the Board of Directors and approves any other matter which does not require an extraordinary shareholders’ meeting.  The last ordinary annual meeting of our shareholders was held on February 24, 2011.  Extraordinary meetings may be called by our Board of Directors when deemed appropriate, and ordinary or extraordinary meetings must be called by our Board of Directors when requested by shareholders representing at least 10.0% of the issued voting shares or by the Chilean Superintendency of Banks.  Notice to convene the ordinary annual meeting or an extraordinary meeting is given by means of three notices which must be published in a newspaper of our corporate domicile (currently Santiago) or in the Official Gazette in a prescribed manner, and the first notice must be published not less than 15 days nor more than 20 days in advance of the scheduled meeting.  Notice must also be mailed 15 days in advance to each shareholder and given to the Chilean Superintendency of Banks and the Santiago Stock Exchange.  Currently, we publish our official notices in Diario La Tercera.

The quorum for a shareholders’ meeting is established by the presence, in person or by proxy, of shareholders representing at least an absolute majority of the issued shares; if a quorum is not present at the first meeting, the meeting can be reconvened (in accordance with the procedures described in the previous paragraph) and, upon the meeting being reconvened, shareholders present at the reconvened meeting are deemed to constitute a quorum regardless of the percentage of the shares represented.  The shareholders’ meetings pass resolutions by the affirmative vote of an absolute majority of those voting shares present or represented at the meeting.  The vote required at any shareholders’ meeting to approve any of the following actions, however, is a two-thirds majority of the issued shares:

•	a change in corporate form, merger or spin-off,

•	an amendment to our term of existence or early dissolution,

•	a change in corporate domicile,

•	a decrease of corporate capital,

•	the approval of capital contributions in kind and a valuation of the assets contributed,

•	a modification of the powers exercisable through the shareholders’ meetings or limitations on the powers of our Board of Directors,

•	a reduction in the number of members of the Board of Directors,

•
the transfer of 50.0% or more of the corporate assets, regardless of whether it includes liabilities, or the formation or amendment of any business plan that contemplates the transfer of 50.0% or more of the corporate assets, or the transfer of 50.0% or more of the corporate assets of an affiliate, only if the latter represents at least 20.0% of the assets of the company, as well as any transfer of the affiliate’s shares that results in the lost of control thereon by the company,

•	the way in which the social benefits should be distributed among the shareholders,

•
the creation of security interests to secure third-party obligations in excess of 50.0% of the corporate assets, unless granted to a subsidiary, in which case the Board of Director’s approval will suffice,

•	the repurchase of shares,

•	the approval or ratification of material related-party transactions pursuant to Articles 44 and 147 of the Chilean Corporations Law,

•	the cure of nullity caused by formal defects that vitiate the incorporation of the company or an amendment to its by-laws comprising one or more of the afore mentioned matters,

•
the granting of a right to purchase in the by-laws of the company in favor of the controlling shareholder who acquires 95.0% of the outstanding shares of the corporation through a tender offer, enabling him to acquire the remainder shares in the hands of the minority shareholders who have not exercised their appraisal rights after the tender offer is completed, all in accordance with Article 71 of the Chilean Corporations Law, or

•	the remaining matters mentioned in the by-laws.

Shareholders may cumulate their votes for the election of directors and cast the same in favor of one person.

In general, Chilean law does not require a Chilean open stock corporation to provide the level and type of information that U.S. securities laws require a reporting company to provide to its shareholders in connection with a solicitation of proxies.  However, shareholders are entitled to examine the books of the company within the 15-day period before the ordinary annual meeting.  Under Chilean law, a notice of a shareholders’ meeting listing matters to be addressed at the meeting must be mailed not fewer than 15 days prior to the date of such meeting, and, in cases of an ordinary annual meeting, shareholders holding a prescribed minimum investment must be sent an annual report of the company’s activities which includes audited financial statements.  Shareholders who do not fall into this category but who request it must also be sent a copy of the company’s annual report.  In addition to these requirements, we regularly provide, and management currently intends to continue to provide, together with the notice of shareholders’ meeting, a proposal for the final annual dividend.

The Chilean Corporations Law provides that whenever shareholders representing 10.0% or more of the issued voting shares so request, a Chilean company’s annual report must include, in addition to the materials provided by the Board of Directors to shareholders, such shareholders’ comments and proposals in relation to the company’s affairs.  Similarly, the Chilean Corporations Law provides that whenever the Board of Directors of an open stock corporation convenes an ordinary meeting of the shareholders and solicits proxies for that meeting, or distributes information supporting its decisions, or other similar material, it is obligated to include as an annex to its annual report any pertinent comments and proposals that may have been made by shareholders owning 10.0% or more of the company’s voting shares who have requested that such comments and proposals be so included.

Only shareholders registered as such with us on the fifth calendar day prior to the date of a meeting are entitled to attend and vote their shares.  A shareholder may appoint another individual (who need not be a shareholder) as his proxy to attend and vote on his behalf.  Every shareholder entitled to attend and vote at a shareholders’ meeting has one vote for every share subscribed.

Dividend, liquidation and appraisal rights

Under the Chilean Corporations Law, Chilean companies are generally required to distribute at least 30.0% of their earnings as cash dividends.  In the event of any loss of capital or of the legal reserve, no dividends can be distributed so long as such loss is not recovered.  Also, no dividends of a bank above the legal minimum can be distributed if doing so would result in the bank exceeding its indebtedness ratio or its lending limits.

Dividends that are declared but not paid by the date set for payment at the time of declaration are adjusted from the date set for payment to the date such dividends are actually paid, and they accrue interest.  The right to receive a dividend lapses if it is not claimed within five years from the date the dividend is payable.

We may declare a dividend above the legal minimum in cash or in shares.  When a share dividend is declared above the legal minimum (which minimum must be paid in cash), our shareholders must be given the option to elect to receive cash.  Our ADS holders may, in the absence of an effective registration statement under the Securities Act or an available exemption from the registration requirement thereunder, effectively be required to receive a dividend in cash.  See “—Preemptive rights and increases of share capital”.

In the event of our liquidation, the holders of fully paid shares would participate equally and ratably, in proportion to the number of paid-in shares held by them, in the assets available after payment of all creditors.

In accordance with the General Banking Law, our shareholders would have no appraisal rights in the event of a business combination or otherwise.

Approval of financial statements

Our Board of Directors is required to submit our audited financial statements to the shareholders annually for their approval.  The approval or rejection of such financial statements is entirely within our shareholders’ discretion.  If our shareholders reject our financial statements, our Board of Directors must submit new financial statements not later than 60 days from the date of such rejection.  If our shareholders reject our new financial statements, our entire Board of Directors is deemed removed from office and a new Board of Directors is elected at the same meeting.  Directors who individually approved such rejected financial statements are disqualified for re-election for the ensuing period.

Registrations and transfers

We act as our own registrar and transfer agent, as is customary among Chilean companies.  In the case of jointly owned shares, an attorney-in-fact must be appointed to represent the joint owners in dealings with us.

Description of American Depositary Shares

The following is a summary of certain provisions of the Amended and Restated Deposit Agreement, dated September 27, 2004, among us, the depositary and the registered holders and beneficial owners from time to time of ADRs issued thereunder.

The ADSs offered hereby will be issued in accordance with the Deposit Agreement.

This summary does not purport to be complete and is subject to and qualified in its entirety by reference to the Deposit Agreement.  Terms used in this description and not otherwise defined shall have the meanings set forth in the Deposit Agreement.  Copy of the Deposit Agreement will be available for inspection at the Corporate Trust Office of the depositary, located at 101 Barclay Street, New York, New York 10286, and at the principal Santiago office of Banco Santander Chile, the custodian under the Deposit Agreement.

American Depositary Receipts

Each ADR will evidence a specified number of ADSs, with each ADS representing the right to receive 1,500 common shares, deposited with the custodian under the applicable deposit agreement and registered in the name of the depositary or its nominee (such shares, together with any additional shares at any time deposited or deemed deposited under the Deposit Agreement and any other securities, cash or other property received by the applicable depositary or custodian in respect of such shares, we refer to as the deposited securities under the Deposit Agreement).  Only persons in whose names ADSs are registered on the books of the depositary as owners of the ADSs will be treated by the applicable depositary and us as holders.

In this section:  (a) the terms “deliver,” “deposit,” “surrender,” “transfers” or “withdraw,” when used with respect to common shares or other deposited securities shall refer, as permitted by applicable law to either (i) one or more book-entry transfers of such securities to an account or accounts designated by the transferee maintained with institutions authorized under applicable law to effect book-entry transfers of such securities, including Depósito Central de Valores, or (ii) physical delivery of certificates evidencing such securities, duly registered in the name of the transferee or duly endorsed for transfer or accompanied by any proper instrument of transfer duly executed, in form satisfactory to the custodian, (b) the terms “deliver,” “deposit,” “surrender,” “transfers” or “withdraw,” when used with respect to ADRs, shall refer to (i) one or more book-entry transfers of ADSs to an account or accounts at DTC designated by the person entitled to such delivery, or (ii) if book-entry settlement is no longer available for the ADSs under the circumstances provided in the deposit agreements, to execution and delivery at the Corporate Trust Office of the depositary to or to the order of such person of one or more ADRs evidencing, in the aggregate, such ADSs, registered in the name or names requested by such person, and (c) the term “surrender,” when used with respect to ADRs shall refer to (i) a book-entry transfer or transfers of ADSs to the DTC account of the depositary, or (ii) surrender to the depositary at its Corporate Trust Office of one or more ADRs duly endorsed in blank or accompanied by proper instruments of transfer duly executed in blank.

Deposit, transfer and withdrawal

The depositary has agreed, subject to the terms and conditions of the Deposit Agreement, that upon delivery to the custodian of common shares (or evidence of rights to receive common shares) in a form satisfactory to the custodian, the depositary will, upon payment of the fees, charges and taxes provided in the Deposit Agreement, deliver to, or upon the written order of, the person or persons named in the notice of the custodian delivered to the depositary or requested by the person depositing such common shares with the depositary, ADRs evidencing the number of ADSs issuable in respect of such deposit.

Common shares that the depositary believes have been withdrawn from a restricted depositary receipt facility may be accepted for deposit under the Deposit Agreement only if those shares are not “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, and the depositary may, as a condition of accepting those common shares for deposit, require the person depositing those common shares to provide the depositary with a certificate to the foregoing effect.

Upon surrender at the Corporate Trust Office or other specified office of the depositary of ADRs for the purpose of withdrawal of the deposited securities represented thereby, and upon payment of the fees, governmental charges and taxes provided in the Deposit Agreement, and subject to the terms and conditions of such Deposit Agreement, the holder of such ADSs will be entitled to delivery, to him or upon his order, as permitted by applicable law, of the amount of deposited securities at the time represented by the ADS evidenced by those ADRs.  The forwarding of share certificates, other securities, property, cash and other documents of title for such delivery will be at the risk and expense of such holder.

If the depositor of shares is a person not domiciled or resident in Chile, the custodian shall not accept for deposit the shares unless it receives from or on behalf of the depositor an instrument whereby the latter assigns and transfers to the depositary any rights it may have under Chilean currency exchange regulations.

Dividends, distributions and other rights

To the extent that the depositary can in its judgment convert foreign currency into U.S. dollars on a reasonable basis and transfer the resulting dollars to the United States, the depositary is required under the applicable deposit agreement to convert or cause to be converted into U.S. dollars all cash dividends and other cash distributions received by it on the deposited securities into U.S. dollars and to distribute the amount received, by check, to the holders in proportion to the number of ADSs representing such deposited securities held by each of them, after deduction or upon payment of the fees and expenses of the depositary and without liability for interest.  The amounts distributed will be reduced by any amounts required to be withheld by us, the depositary or the custodian from such distribution including on account of taxes or other governmental fees or charges in connection with the conversion of foreign currency.  If the depositary determines that in its reasonable judgment any foreign currency received by it cannot be so converted on a reasonable basis, the depositary may distribute the foreign currency received by it to, or in its discretion hold such foreign currency for the respective accounts of, the holders entitled to receive it.

If a distribution upon deposited securities by us consists of a dividend in, or a free distribution of, common shares, upon receipt by or on behalf of the depositary of such additional common shares from us, the depositary may or shall, if we so request, distribute to the holders, in proportion to their holdings, additional ADRs for an aggregate number of ADSs representing the number of common shares so received as such dividend or distribution, in either case after deduction or payment of the fees and expenses of the depositary.  If such additional ADRs are not so issued, each ADS shall thereafter also represent the additional common shares distributed with respect to the common shares represented thereby.  In lieu of issuing ADRs for fractions of ADSs, in any such case, the depositary will use reasonable best efforts to sell the amount of common shares represented by the aggregate of such fractions and distribute the net proceeds in dollars, all in the manner and subject to the conditions set forth in the applicable deposit agreement.

If we offer or cause to be offered to the holders of deposited securities any rights to subscribe for additional common shares or any rights of any other nature, the depositary, after consultation with us, shall have discretion as to the procedure to be followed in making such rights available to holders or in disposing of such rights and distributing the net proceeds thereof as in the case of a distribution received in cash.  The depositary may, if at the time of the offering of any such rights the depositary determines that it is lawful and feasible to do so, distribute such rights available to holders by means of warrants or otherwise.  To the extent the depositary determines in its discretion that it is not lawful or feasible to make the rights available, it may sell such rights or other instruments, if a market is available therefor, at public or private sale, at such place or places and upon such terms as the depositary may deem proper and allocate the net proceeds of such sales, net of the fees and expenses of the depositary, for the accounts of the holders otherwise entitled thereto upon an averaged or other practicable basis without regard to any distinctions among such holders because of exchange restrictions or the date of delivery of any ADRs or otherwise.  If, by the terms of the rights offering or by reason of applicable law, the depositary may neither make such rights available to the holders nor dispose of such rights and distribute the net proceeds thereof, the depositary shall allow the rights to lapse.

The depositary will not offer such rights to holders unless a registration statement under the Securities Act is in effect with respect to such offering or unless the offering and sale of such securities to such holders are, in the opinion of our United States counsel, exempt from registration under the provisions of the Securities Act; however, we will have no obligation to file a registration statement under the Securities Act to make available to holders any right to subscribe for or to purchase any securities.  If an exemption from registration is not available and a registration statement is not filed, holders will not be permitted to purchase such securities or otherwise exercise such rights and the depositary will use reasonable efforts to dispose of such rights for the account of such holders as described in the preceding paragraph.  Such a disposal of rights may reduce the proportionate equity interest in us of the holders.

In the event that the custodian or the depositary receives any distribution upon any deposited securities in property (other than cash, rights or common shares), the depositary shall distribute such property to the holders entitled thereto, after deduction or upon payment of the fees and expenses of the depositary, in proportion to their holdings in any manner that the depositary deems equitable and practicable.  If, in the opinion of the depositary, however, the distribution of such property cannot be made proportionately among such holders, or if for any other reason (including any requirement that we, the depositary or the custodian withhold an amount on account of taxes or other governmental charges or that such property consists of securities that must be registered under the Securities Act in order to be distributed to such holders) the depositary deems such distribution not to be feasible, the depositary may adopt such method as it may deem equitable or practicable for the purpose of effecting such distribution, including the sale (public or private) of all or any part of such property and the distribution by the depositary to the holders of the net proceeds of any such sale and the balance of any such property after deduction of any related expenses and fees of the depositary and any such taxes or governmental charges.  To the extent such property or the net proceeds thereof is not effectively distributed to holders as provided in this section, the same shall constitute deposited securities and each ADS shall thereafter also represent its proportionate interest in such property or net proceeds.

Under current Chilean law, it is not practicable for the depositary to sell preemptive rights and distribute the proceeds of such sales to ADS holders.  See “Item 3. Key Information—Risk Factors” in the 2010 Annual Report on Form 20-F incorporated herein by reference.

Record dates

Whenever any dividend or other distribution is being made, or whenever, for any reason, there is a change in the number of common shares that are represented by each ADS or any exchange of ADRs for other ADRs or other depositary receipts is effected, or whenever the depositary shall receive notice of any meeting of holders of common shares or other deposited securities or whenever the depositary finds it necessary or convenient in respect of any matter, the depositary will fix a record date for the determination of the holders who are (1) entitled to receive such dividend, distribution of the net proceeds of the sale thereof or in respect of such changed number of common shares represented by an ADS, exchange of ADRs or in respect of such other matter, (2) entitled to give instructions for the exercise of voting rights at any such meeting, subject to the provisions of the deposit agreements, or (3) responsible for any fees assessed by the depositary.  Such record date shall be as near as practicable to the record date established by us for such distribution or meeting, as the case may be.  Only such holders at the close of business on such record date shall be entitled to receive or be affected by any such dividend, distribution, proceeds, exchange or other matter or to give such voting instructions.

Voting of the common shares

As soon as practicable after the receipt of notice of any meeting or solicitation of consents or proxies of holders of common shares or other deposited securities, the depositary will, to the extent permitted by law, mail or cause to be mailed the information contained in such notice of meeting to holders and a brief statement as to the manner in which each holder may instruct the depositary to exercise any right to vote relating to the deposited common shares.  The holders at the close of business on the date specified by the depositary are entitled under the applicable deposit agreement subject to any applicable provisions of Chilean law and of our by-laws, to instruct the depositary as to the exercise of the voting rights, if any, pertaining to the common shares or the deposited securities represented by their respective ADSs.

If the depositary does not receive voting instructions from the holder by the specified date, it will consider the holder to have authorized and directed it to give a discretionary proxy to a person designated by us to vote the number of deposited securities represented by the holder’s ADSs.  The depositary will give a discretionary proxy in those circumstances to vote on all questions that are to be voted upon unless we notify the depositary that:

•	we do not wish to receive a discretionary proxy,

•	we think there is substantial shareholder opposition to the particular question, or

•	we think the particular question would have an adverse impact on our shareholders.

The depositary will endeavor insofar as is practicable and subject to applicable law to vote or cause to be voted the common shares represented by the ADSs in accordance with any such written instruction of holders.  The depositary may not itself exercise any voting discretion over any common shares.  See “Item 3. Key Information—Risk Factors” in the 2010 Annual Report on Form 20-F incorporated herein by reference.

Inspection of transfer books

The depositary will keep books at its Corporate Trust Office for the registration and transfer of ADRs, which at all reasonable times will be open for inspection by holders and by us, provided that such inspection shall not to the depositary’s knowledge be for the purpose of communicating with holders in the interest of a business or object other than our business or a matter related to the deposit agreements or the ADSs.

Notices and reports

On or before the first date on which we give notice, by publication or otherwise, of any meeting of holders of common shares or other deposited securities, as the case may be, or of any adjourned meeting of such holders, or of the taking of any action by such holders of common shares or other deposited securities other than at a meeting, or the making of any action in respect of any cash or other distribution on or offering of any rights in respect of the deposited securities, pursuant to the Deposit Agreement, we will transmit to the custodian and the depositary a copy of the notice thereof in the form given to holders of common shares or other deposited securities.  The depositary will arrange for the prompt mailing to all holders of a notice containing the information (or a summary of the information) contained in any notice of a meeting of holders of common shares received by the custodian or the depositary.

We will also provide to the custodian any reports or communications that we make generally available to the holders of common shares.  The depositary will arrange for the prompt transmittal by the custodian to the depositary of such notices, reports and communications and, if we so request in writing, arrange for the mailing of copies thereof to all holders.

The depositary will make available for inspection by holders at its New York Office any notices, reports and communications received from us, which are both (1) received by the depositary or the custodian as a holder of deposited securities, and (2) are made generally available by us to the holders of common shares.

Changes affecting deposited securities

Upon any change in par value, split-up, consolidation, cancellation or any other reclassification of common shares or other deposited securities, or upon any recapitalization, reorganization, merger or consolidation or sale of assets affecting us or to which we are a party, any securities or property that shall be received by the depositary or the custodian in exchange for, or in conversion, replacement or otherwise in respect of, deposited securities shall be treated as new deposited securities under the deposit agreements, and the ADSs shall, subject to the terms of the deposit agreements and applicable laws (including any registration requirements under the Securities Act), thereafter represent the right to receive deposited securities including the securities and property so received in exchange or conversion.  The depositary may execute and deliver additional ADRs, or call for the surrender of outstanding ADRs to be exchanged for new ADRs.

Amendment and termination of the Deposit Agreement

The ADRs and the Deposit Agreement may at any time be amended by agreement between us and the depositary.  Any amendment which imposes or increases fees or charges (other than taxes and other governmental charges, custody, transfer and registration fees for transfers of common shares, delivery expenses or similar expenses), or which otherwise prejudices any substantial existing right of holders, will not take effect as to outstanding ADRs until the expiration of 30 days after notice of such amendment has been given to the holders.  Every holder and beneficial owner at the time such amendment becomes effective will be deemed, by continuing to hold such ADR or beneficial interest therein, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby.  In no event may any amendment impair the right of any holder to surrender such holder’s ADRs and receive therefor the deposited securities and any other property represented thereby, except in order to comply with mandatory provisions of applicable law.

Whenever so directed by us, the depositary will terminate the Deposit Agreement by giving notice of such termination to the holders at least 30 days prior to the date fixed in such notice of termination.  The depositary may likewise terminate the Deposit Agreement at any time 60 days after the depositary shall have delivered to us a written notice of its election to resign, provided a successor depositary shall not have been appointed and accepted its appointment as provided in the Deposit Agreement.  If any ADRs remain outstanding after the date of termination, the depositary thereafter will discontinue the registration of transfers of ADRs, will suspend the distribution of dividends and will not give any further notices or perform any further acts under the Deposit Agreement, except advising holders of such termination, the collection of dividends and other distributions pertaining to the deposited securities, the sale of property and rights and the delivery of deposited securities, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any rights or other property, in each case without liability for interest, upon surrender of ADRs.

At any time after one year after the date of termination, the depositary may sell the common shares and any property represented by such ADRs and hold the net proceeds, together with any other cash then held, without liability for interest, in trust for the pro rata benefit of the holders of ADRs that have not theretofore been surrendered.  After making such sale, the depositary shall be discharged from all obligations to us, except for certain accounting obligations.  Upon the termination of the Deposit Agreement, we will also be discharged from all obligations thereunder, except for certain obligations to the depositary.

Charges of depositary

The depositary will charge any party that receives ADRs against deposit of common shares and any party surrendering any ADR for delivery of deposited common shares or other deposited securities, property and cash evidenced by such ADRs, including if the Deposit Agreement terminates, or in connection with a redemption of ADSs, up to US$5.00 for each 100 ADSs (or portion thereof) so issued or surrendered.  Notwithstanding the foregoing, no issuance or cancellation charge will be imposed for any exchange of ADRs required in connection with any split-up or combination of any ADRs.  Except as otherwise agreed by us and the depositary we will pay certain other charges of the depositary and all charges of any registrar under the Deposit Agreement, except for taxes and other governmental charges (which are payable by holders and persons depositing common shares), any applicable share transfer or registration fees on deposit or withdrawal of common shares (which are also payable by such holders and persons), any applicable fees in connection with the execution, delivery, transfer or surrender of, or distributions on, ADRs (which are also payable by such holders and persons), such cable, telex, facsimile transmission and delivery charges and such expenses as are expressly provided in the Deposit Agreement to be at the expense of such holders and persons and expenses that are paid or incurred by the depositary in connection with the conversion into U.S. dollars, pursuant to the Deposit Agreement, of any other currency received by the depositary in respect of the common shares held on deposit (which are reimbursable to the depositary out of such U.S. dollars).  In addition, the depositary will charge holders:  (1) a fee of $.02 or less per ADS (or portion thereof) for any cash distribution made pursuant to the Deposit Agreement, (2) a fee for the distribution of securities, such fee being in an amount equal to the fee for the execution and delivery of ADSs referred to above which would have been charged as a result of the deposit of such securities (treating all such securities as if they were shares of common shares) but which securities are instead distributed by the depositary to holders, and (3) any other charges payable by the depositary, any of the depositary’s agents, including the custodian, or the agents of the depositary’s agents in connection with the servicing of common shares or other deposited securities (which charge will be assessed against holders as of the date or dates set by the depositary and will be collected at the sole discretion of the depositary by billing such holders for such charge or by deducting such charge from one or more cash dividends or other cash distributions).

General

Neither we nor the depositary will be liable to any holder or beneficial owner if prevented or delayed from performing obligations under the Deposit Agreement by the law of any country, by any governmental authority, by any provision of our charter or by-laws or by any circumstances beyond our or their control.  Our obligations and those of the depositary under the Deposit Agreement are expressly limited to performing our or their respective obligations specified therein without negligence or bad faith.  We and the depositary have each agreed to indemnify the other in certain circumstances arising out of acts performed or omitted in connection with the Deposit Agreement as well as arising out of the offer or sale of the ADSs, ADRs or common shares and any offering document relating thereto.

The depositary may close the transfer books at any time or from time to time, when deemed expedient by it in connection with the performance of its duties and shall close them if we ask it to.  As a condition precedent to the execution and delivery, registration of transfer, split-up, combination or surrender of any ADR or the withdrawal of deposited securities, the depositary, we or the custodian may require payment from the depositor, or the person surrendering the ADR of a sum sufficient to reimburse it for any tax or other governmental charge and any stock transfer or registration fee with respect thereto and any applicable fees payable by the holders, proof as to identity or the genuineness of any signature and compliance with regulations of the depositary.

The depositary may refuse to deliver ADRs, register the transfer of any ADR, adjust its records for the number of ADSs evidenced by the Master ADR, or make any distribution of, or related to, the deposited securities until it or the custodian has received such proof of citizenship, residence, exchange control approval, legal or beneficial ownership or other information and certifications as it may deem necessary or proper or as we may require.  The execution and delivery, transfer or surrender of ADRs and adjustments in the records of the depositary for the number of ADSs evidenced by the Master ADRs generally may be suspended during any period when the transfer books of the depositary, us or our transfer agent are closed, or if any such action is deemed necessary or advisable by the depositary or us at any time or from time to time in accordance with the Deposit Agreement.  After the Effective Time, the surrender of Regulation S ADSs for withdrawal of deposited securities may not be suspended except for (1) temporary delays caused by closing our transfer books or those of the depositary or our transfer agent, the deposit of common shares in connection with voting at a meeting of holders of common shares or other deposited securities, or the payment of dividends, (2) the payment of fees, taxes and similar charges, and (3) compliance with any laws or governmental regulations relating to ADSs or the withdrawal of deposited securities.

Unless we requested in writing to cease doing so, the depositary may deliver ADSs prior to the receipt of common shares (pre-release) and deliver deposited securities upon the surrender of ADSs which have been pre-released, whether or not such cancellation is prior to the termination of such pre-release or the depositary knows that such ADSs have been pre-released.  The depositary may receive ADSs in lieu of common shares or other deposited securities in satisfaction of a pre-release.  Each pre-release must be (a) preceded or accompanied by a written representation from the person to whom the ADSs or deposited securities are to be delivered that such person, or its customer, owns the common shares or other deposited securities or ADSs to be remitted, as the case may be, (i) assigns all beneficial right, title and interest in such ADSs or deposited securities, as the case may be, to the depositary for the benefit of the holder or beneficial owner, and (ii) will not take any action with respect to the ADSs or the deposited securities, as the case may be, that is inconsistent with the transfer of beneficial ownership, (b) at all times fully collateralized with cash or such other collateral as the depositary deems appropriate, (c) terminable by the depositary on not more than five business days’ notice, and (d) subject to such further indemnities and credit regulations as the depositary deems appropriate.  Each pre-release of ADSs under the Deposit Agreement shall be subject to receipt by the depositary of a duly executed and completed depositor certificate, if depositor certificates are required under the Deposit Agreement at that time.

Governing law

The Deposit Agreement will be governed by the law of the State of New York.

Description of rights to subscribe for common shares

We may issue rights to subscribe for our common shares. The applicable prospectus supplement will describe the specific terms relating to such subscription rights and the terms of the offering, as well as a discussion of material U.S. federal and Chilean income tax considerations applicable to holders of the rights to subscribe for our common shares.

Description of debt securities

We will set forth in the applicable prospectus supplement a description of the debt securities that may be offered under this prospectus. The debt securities will be issued under an indenture between us and a trustee to be named in the applicable prospectus supplement. Each such indenture, a form of which is filed as an exhibit to the registration statement of which this prospectus forms a part, will be executed at the time we issue any debt securities thereunder.

Plan of distribution

The securities offered by this prospectus and any prospectus supplements may be sold from time to time by us or a selling security holder as follows:

•	through agents,

•	to dealers or underwriters for resale,

•	directly to purchasers, or

•	through a combination of any of these methods of sale.

In addition, we may issue the securities as a dividend or distribution to our existing security holders. In some cases, we or dealers acting with us or on our behalf may also repurchase securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in your prospectus supplement.

The securities we or selling security holders distribute by any of these methods may be sold to the public, in one or more transactions, either:

•	at a fixed price or prices, which may be changed,

•	at market prices prevailing at the time of sale,

•	at prices related to prevailing market prices, or

•	at negotiated prices.

We or selling security holders may solicit offers to purchase the securities directly from the public from time to time. We may also designate agents from time to time to solicit offers to purchase securities from the public on our behalf. The prospectus supplement relating to any particular offering of securities will name any agents designated to solicit offers, and will include information about any commissions we may pay the agents, in that offering. Agents may be deemed to be “underwriters” as that term is defined in the Securities Act.

From time to time, we may sell, or selling security holders may resell, securities to one or more dealers as principals. The dealers, who may be deemed to be “underwriters” as that term is defined in the Securities Act, may then resell those securities to the public.

We may sell, or selling security holders may resell, securities from time to time to one or more underwriters, who would purchase the securities as principal for resale to the public, either on a firm-commitment or best-efforts basis. If we sell securities to underwriters, we will execute an underwriting agreement with them at the time of sale and will name them in your prospectus supplement. In connection with those sales, underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agents. Underwriters may resell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from purchasers for whom they may act as agents. Your prospectus supplement will include information about any underwriting compensation we pay to underwriters, and any discounts, concessions or commissions underwriters allow to participating dealers, in connection with an offering of securities.

We or any selling security holder may authorize underwriters, dealers and agents to solicit from third parties offers to purchase securities under contracts providing for payment and delivery on future dates. The applicable prospectus supplement will describe the material terms of these contracts, including any conditions to the purchasers’ obligations, and will include any required information about commissions we or any selling security holders may pay for soliciting these contracts.

We or any selling security holder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with those derivatives, the third parties may sell securities covered by this prospectus, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of securities, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of securities. The third party in such sale transactions will be an underwriter or will be identified in a post-effective amendment.

 Underwriters, dealers, agents and other persons may be entitled, under agreements that they may enter into with us, to indemnification by us against civil liabilities, including liabilities under the Securities Act.

 In connection with an offering, the underwriters may purchase and sell securities in the open market and may engage in transactions that stabilize, maintain or otherwise affect the price of the securities offered. These transactions may include purchasing additional shares, creating a syndicate short position, and engaging in stabilizing transactions and purchases to cover positions created by short sales. Purchases of additional shares involve the securities in excess of the principal amount or number of the securities to be purchased by the underwriters in the applicable offering, which creates a short position for the underwriters. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in an offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the securities while an offering is in progress.

 The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount it received because the underwriters have repurchased securities sold by or for the account of that underwriter in stabilizing or short-covering transactions.

 These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the securities. As a result, the price of the securities may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on an exchange or automated quotation system, if the securities are listed on that exchange or admitted for trading on that automated quotation system, or in the over-the-counter market or otherwise.

The underwriters, dealers and agents, as well as their associates, may be customers of or lenders to, and may engage in transactions with and perform services for, us and our subsidiaries and affiliates.

Pursuant to a requirement of the Financial Industry Regulatory Authority, Inc., the maximum compensation paid to underwriters in connection with any offering of the securities will not exceed 10.0% of the maximum proceeds of such offering.

Validity of the securities

The validity of the securities and other matters governed by Chilean law will be passed upon for us by Barros y Errázuriz, our Chilean counsel, and for any underwriters or agents by Chilean counsel named in the applicable prospectus supplement. Certain matters of New York law in connection with any offering will be passed upon for us by Dechert LLP, New York, New York, our U.S. counsel, and for any underwriters or agents by counsel named in the applicable prospectus supplement.

Experts

The consolidated financial statements incorporated in this prospectus by reference from the Company´s Annual Report on Form 20-F for the year ended December 31, 2010, and the effectiveness of Corpbanca's internal control over financial reporting have been audited by Deloitte Sociedad de Auditores y Consultores Ltda., an independent registered public accounting firm, as stated in their reports which are incorporated herein by reference, (which reports (1) express an unqualified opinion on the consolidated financial statements and include an explanatory paragraph referring to the translation of Chilean peso amounts into U.S. dollar amounts, and (2) express an unqualified opinion on the effectiveness of internal control over financial reporting). Such consolidated financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Enforcement of civil liabilities against foreign persons

We are organized under the laws of Chile and all of our directors and executive officers reside in Chile. In addition, all or a substantial portion of our assets and the assets of these persons are located in Chile. As a result, it may not be possible for investors to effect service of process outside of Chile upon us or such persons or to enforce against them or us in U.S. or other foreign courts judgments predicated upon the civil liability provisions of U.S. securities laws or otherwise.

No treaty exists between the United States and Chile for the reciprocal enforcement of foreign judgments. We believe that Chilean courts would enforce judgments rendered by U.S. courts by virtue of the legal principles of reciprocity and comity, subject to review in Chile of any such U.S. judgment in order to ascertain whether certain basic principles of due process and public policy have been respected, without retrial or review of the merits of the subject matter. If a U.S. court grants a final judgment, enforceability of this judgment in Chile will be subject to obtaining the relevant exequatur (i.e., recognition and enforcement of the foreign judgment) according to Chilean civil procedure law in force at that time, and satisfying certain factors. Currently, the most important of such factors are: the existence of reciprocity, absent which the foreign judgment may not be enforced in Chile; the absence of any conflict between the foreign judgment and Chileans laws (excluding for this purpose the laws of civil procedure) and public policies; the absence of a conflicting judgment by a Chilean court relating to the same parties and arising from the same facts and circumstances; the observance of all applicable laws to serve process on the defendant and protect the defendant’s right to defense; the absence of any further means for appeal or review of the judgment in the jurisdiction where judgment was rendered. We believe that there is doubt as to the enforceability, in original actions in Chilean courts, of liabilities predicated solely on the U.S. federal securities laws and as to the enforceability in Chilean courts of judgments of U.S. courts obtained in actions predicated upon the civil liability provisions of the U.S. federal securities laws.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus and any prospectus supplements, including the information incorporated by reference. You must not rely upon any unauthorized information or representations. This prospectus and any prospectus supplements is an offer to sell only the securities it describes, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Common Shares

American Depositary Shares representing Common Shares

Rights to Subscribe for Common Shares

Debt Securities

Information not required in the prospectus

ITEM 8.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under Chilean law, when an officer or director of a corporation acts within the scope of this authority, the corporation will answer for any resulting liabilities or expenses.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person of a registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, that registrant will, unless in the opinion of its counsel has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

ITEM  9.  EXHIBITS

Number	Description

1.1	Form of Underwriting Agreement for Common Shares*

1.2	Form of Underwriting Agreement for American Depositary Shares*

1.3	Form of Underwriting Agreement for Debt Securities*

4.1	Form of Deposit Agreement among Corpbanca, The Bank of New York Mellon, as Depositary and all owners and beneficial owners from time to time of American Depositary Receipts issued thereunder(1)

4.2	Form of Indenture*

4.3	Form of Debt Security (to be included in Exhibit 4.2)*

4.4	Specimen Common Shares Certificate (together with an English translation)*

4.5	Form of American Depositary Receipt (to be included in Exhibit 4.1)*

4.6	Form of subscription forms for use by holders of Common Shares*

5.1	Opinion of Barros y Errazuriz as to the validity of the securities (Chilean law)

5.2	Opinion of Dechert LLP as to the validity of the securities

12.1	Ratio of earnings to fixed charges

23.1	Consent of Deloitte Sociedad de Auditores y Consultores Ltda.

23.2	Consent of Barros y Errazuriz (included in Exhibit 5.1)

23.3	Consent of Dechert LLP (included in Exhibit 5.2)

24.1	Power of Attorney (included on signature page)

25.1	Statement of Eligibility under the Trust Indenture Act of 1939 on Form T-1*

*
To be filed by amendment or incorporated by reference. Corpbanca will file as an Exhibit to a report on Form 6-K that is incorporated by reference into this registration statement any related form utilized in the future and not previously filed by means of an amendment or incorporated by reference.

(1)	Previously filed with the SEC as an exhibit to and incorporated herein by reference from our registration statement on Form F-6, filed on September 24, 2004 (File No. 33-119251).

ITEM 10.   UNDERTAKINGS

The undersigned registrant hereby undertakes:

1.           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)           to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that subparagraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2.           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.           To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Rule 3-19 of Regulation S-X if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

5.           That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)           Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

 (ii)           Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

6.           That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)           Any preliminary prospectus or prospectus of an undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)           Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)           The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)           Any other communication that is an offer in the offering made by the undersigned registrants to the purchaser.

7.           That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

8.           To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act of 1939 in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

9.           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

Signatures

 Pursuant to the requirements of the Securities Act of 1933, Corpbanca certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Santiago, Republic of Chile, on April 14, 2011.

CORPBANCA

Name	Title

/s/ Mario Chamorro Carrizo
Mario Chamorro Carrizo	Chief Executive Officer

/s/ Eugenio Gigogne Miqueles
Eugenio Gigogne Miqueles	Chief Financial Officer

/s/ José Manuel Mena Valencia
José Manuel Mena Valencia	Comptroller Manager

Power of attorney

 KNOW ALL PERSONS BY THESE PRESENTS that each of the individuals whose signature appears below constitutes and appoints Mr. Mario Chamorro Carrizo and Mr. Fernando Burgos Concha, and each of them, his true and lawful attorneys-in-fact and agents, with full and several power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement or any such subsequent registration statement and reports on Form 6-K relating thereto and any and all registration statements filed pursuant to Rule 426(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities set forth below on April 14, 2011.

Name	Title	Date

/s/ Alvaro Saieh Bendeck
Alvaro Saieh Bendeck	Chairman and Director	April 14, 2011

/s/ Jorge Andrés Saieh Guzmán
Jorge Andrés Saieh Guzmán	First Vice Chairman and Director	April 14, 2011

/s/ Fernando Massú Tare
Fernando Massú Tare	Second Vice Chairman and Director	April 14, 2011

/s/ Jorge Selume Zaror
Jorge Selume Zaror	Director	April 14, 2011

/s/ Fernando Aguad Dagach
Fernando Aguad Dagach	Director	April 14, 2011

/s/ Hernán Somerville Senn
Hernán Somerville Senn	Director	April 14, 2011

/s/ Julio Barriga Silva
Julio Barriga Silva	Director	April 14, 2011

/s/ Brian D. O’Neill
Brian D. O’Neill	Director	April 14, 2011

/s/ Gustavo Arriagada Morales
Gustavo Arriagada Morales	Director	April 14, 2011

Signature of authorized representative of Corpbanca

 Pursuant to the requirements of the Securities Act of 1933, the authorized representative, solely in its capacity as the duly authorized representative of Corpbanca in the United States, has duly caused this registration statement to be signed on its behalf by the undersigned in The City of New York, State of New York, on April 14, 2011.

Corpbanca (New York Branch)

Name                                                                Title

/s/ Fernando Burgos Concha	General Manager
Fernando Burgos Concha

Exhibit Index

Number	Description

1.1	Form of Underwriting Agreement for Common Shares*

1.2	Form of Underwriting Agreement for American Depositary Shares*

1.3	Form of Underwriting Agreement for Debt Securities*

4.1	Form of Deposit Agreement among Corpbanca, The Bank of New York Mellon, as Depositary and all owners and beneficial owners from time to time of American Depositary Receipts issued thereunder(1)

4.2	Form of Indenture*

4.3	Form of Debt Security (to be included in Exhibit 4.2)*

4.4	Specimen Common Shares Certificate (together with an English translation)*

4.5	Form of American Depositary Receipt (to be included in Exhibit 4.1)*

4.6	Form of subscription forms for use by holders of Common Shares*

5.1	Opinion of Barros y Errazuriz as to the validity of the securities (Chilean law)

5.2	Opinion of Dechert LLP as to the validity of the securities

12.1	Ratio of earnings to fixed charges

23.1	Consent of Deloitte Sociedad de Auditores y Consultores Ltda.

23.2	Consent of Barros y Errazuriz (included in Exhibit 5.1)

23.3	Consent of Dechert LLP (included in Exhibit 5.2)

24.1	Power of Attorney (included on signature page)

25.1	Statement of Eligibility under the Trust Indenture Act of 1939 on Form T-1*

*
To be filed by amendment or incorporated by reference. Corpbanca will file as an Exhibit to a report on Form 6-K that is incorporated by reference into this registration statement any related form utilized in the future and not previously filed by means of an amendment or incorporated by reference.

(1)	Previously filed with the SEC as an exhibit to and incorporated herein by reference from our registration statement on Form F-6, filed on September 24, 2004 (File No. 33-119251).